Exhibit 99.2

Director Nominee Consent

In connection with its proposed initial public offering of Class A Common Stock, AppFolio, Inc. (the “Company”) has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned hereby consents, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement (including any amendments and supplements thereto) as a director nominee to the board of directors of the Company. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement (including any amendments and supplements thereto).

Dated: May 14, 2015	/s/ James Peters
James Peters